Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza® Announces Second Quarter 2015 Financial Results

Continued Global Momentum with Strong Sales, Store Count and EPS Growth

ANN ARBOR, Michigan, July 16, 2015: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the second quarter of 2015, comprised of strong same store sales results and store count growth, which resulted in robust EPS growth. Domestic same store sales grew 12.8% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results with same store sales growth of 6.7%, marking the 86th consecutive quarter of international same store sales growth. The Company had global net store growth of 186 stores in the quarter.

Diluted EPS was 81 cents, which was up 20.9% over the Company’s diluted EPS in the prior year quarter. During the quarter, the Company repurchased 637,587 shares of its common stock for approximately $68.1 million. The Board of Directors also declared a 31-cent per share quarterly dividend for shareholders of record as of September 15, 2015, to be paid on September 30, 2015.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “It was simply another great quarter. Our franchisees and corporate team members are executing at a very high level, and our digital initiatives continue to help attract more customers around the world. We’re in a great place as a brand.”

Second Quarter Highlights:

(dollars in millions, except per share data)	Second Quarter of 2015	Second Quarter of 2014	Two Fiscal Quarters of 2015	Two Fiscal Quarters of 2014
Net income	$45.9	$38.5	$92.2	$78.9
Weighted average diluted shares	56,628,237	57,124,457	56,820,743	57,246,871
Diluted earnings per share, as reported	$0.81	$0.67	$1.62	$1.38
Items affecting comparability*	—	—	—	(0.02)
Diluted earnings per share, as adjusted*	$0.81	$0.67	$1.62	$1.36
*	Refer to the Items Affecting Comparability section on page three for additional details.
•

Revenues were up 8.5% for the second quarter versus the prior year period, driven by higher domestic same store sales and store count growth, which resulted in increased royalties from our franchised stores and higher revenues at our Company-owned stores. Higher supply chain revenues from increased volumes and incremental sales of equipment to stores in connection with the Company’s store reimaging program also contributed to this increase. Although international franchise same store sales and store count grew as compared to the prior year period, the resulting increase in revenues was partially offset by the negative impact of foreign currency exchange rates.

•

Net Income was up 19.4% for the second quarter versus the prior year period, driven by domestic and international same store sales growth, global store count growth and higher supply chain volumes. This was offset in part by the negative impact of foreign currency exchange rates.

•

Diluted EPS was 81 cents for the second quarter versus 67 cents in the prior year quarter, which represents an increase of 14 cents, or 20.9%. This increase was due to higher net income and lower weighted average diluted shares outstanding.

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Domino’s Pizza:  Q2 2015 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Second Quarter of 2015	Second Quarter of 2014
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+ 12.5%	+ 3.5%
Domestic franchise stores	+ 12.8%	+ 5.5%
Domestic stores	+ 12.8%	+ 5.4%
International stores (excluding foreign currency impact)	+ 6.7%	+ 7.7%

Global retail sales growth: (versus prior year period)
Domestic stores	+ 14.9%	+ 6.9%
International stores	+ 1.3%	+ 15.6%
Total	+ 7.5%	+ 11.5%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+ 14.9%	+ 6.9%
International stores	+ 15.0%	+ 16.0%
Total	+ 14.9%	+ 11.7%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at March 22, 2015	379	4,705	5,084	6,655	11,739
Openings	—	22	22	178	200
Closings	(1)	(7)	(8)	(6)	(14)
Transfers	(2)	2	—	—	—
Store count at June 14, 2015	376	4,722	5,098	6,827	11,925
Second quarter 2015 net change	(3)	17	14	172	186
Trailing four quarters net change	—	96	96	708	804

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its second quarter 2015 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 71619074. The webcast will also be archived for 30 days on biz.dominos.com.

Share Repurchases

During the second quarter of 2015, the Company repurchased and retired 637,587 shares of its common stock under its open market share repurchase program for approximately $68.1 million, or an average price of $106.84 per share. On July 15, 2015, the Board of Directors approved an increase to the Company’s open market share repurchase program, resulting in a total remaining authorized amount for additional share repurchases of $200.0 million.

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Domino’s Pizza:  Q2 2015 Earnings Release, Page Three

Dividends

On July 15, 2015, the Board of Directors declared a 31-cent per share quarterly dividend for shareholders of record as of September 15, 2015, to be paid on September 30, 2015.

Items Affecting Comparability

The Company’s reported financial results for the two fiscal quarters of 2015 are not comparable to the reported financial results for the equivalent period in 2014. The table below presents certain items that affect comparability between 2015 and 2014 financial results. Management believes that including such information is critical to the understanding of its financial results for the two fiscal quarters of 2015 as compared to the same period in 2014 (See the Comments on Regulation G section on page four for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding in 2015 that resulted in an increase in diluted EPS of approximately one cent in both the second quarter and the two fiscal quarters of 2015.

	Second Quarter			Two Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2014 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$—	$—	$—	$1,652	$1,033	$0.02
Deferred tax asset valuation allowance reversal (2)	—	—	—	—	329	0.01
Total of 2014 items*	$—	$—	$—	$1,652	$1,362	$0.02
*	Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.
(1)	Represents the gain recognized on the sale of 14 Company-owned stores to a franchisee. The gain is net of a reduction in goodwill of approximately $0.5 million.
(2)

As a result of the capital gain recognized in connection with the sale of Company-owned stores, the Company was able to utilize a portion of a previously unrecognized benefit of a capital loss carry forward.

Liquidity

As of June 14, 2015, the Company had approximately:

•	$25.9 million of unrestricted cash and cash equivalents;
•	$1.53 billion in total debt; and
•

$55.9 million of available borrowings under its $100.0 million variable funding notes. This amount is net of letters of credit issued of $44.1 million, of which $13.9 million has been collateralized with restricted cash. The Company has the ability to access this cash with minimal notice.

The Company’s cash borrowing rate averaged 5.3% in both the second quarter of 2015 and the second quarter of 2014. Additionally, the Company invested $20.2 million in capital expenditures during the two fiscal quarters of 2015, versus $18.9 million in the two fiscal quarters of 2014.

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $83.4 million in the two fiscal quarters of 2015.

(in thousands)	Two Fiscal Quarters of 2015
Net cash provided by operating activities	$103,594
Capital expenditures	(20,238)
Free cash flow	$83,356

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Domino’s Pizza: Q2 2015 Earnings Release, Page Four

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q2 2015 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 11,900 stores in over 80 international markets. Domino’s had global retail sales of over $8.9 billion in 2014, comprised of more than $4.1 billion in the U.S. and nearly $4.8 billion internationally. In the second quarter of 2015, Domino’s had global retail sales of nearly $2.2 billion, comprised of $1.1 billion in the U.S. and $1.1 billion internationally. Its system is comprised of franchise owners who accounted for nearly 97% of Domino's stores as of the second quarter of 2015. Emphasis on technology innovation helped Domino’s generate approximately 50% of U.S. sales from digital channels at the end of 2014, and reach an estimated run rate of $4.0 billion annually in global digital sales. Domino’s features an ordering app lineup that covers nearly 95% of the U.S. smartphone market and has recently introduced several innovative ordering platforms, including Ford SYNC®, Samsung Smart TV® and Pebble Watch, as well as Twitter and text message using a pizza emoji. In June 2014, Domino’s debuted voice ordering for its iPhone® and Android™ apps, a true technology first within traditional and e-commerce retail.

Order – www.dominos.com

Mobile – http://mobile.dominos.com

Digital Info – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – http://twitter.com/dominos

Facebook – http://www.facebook.com/dominos

YouTube – http://www.youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

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Domino’s Pizza: Q2 2015 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza:  Q2 2015 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	June 14, 2015	% of Total Revenues	June 15, 2014	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$88,794		$78,814
Domestic franchise	60,827		52,038
Supply chain	302,903		284,928
International franchise	36,098		34,683
Total revenues	488,622	100.0%	450,463	100.0%
Cost of sales:
Domestic Company-owned stores	66,082		60,717
Supply chain	269,868		255,101
Total cost of sales	335,950	68.8%	315,818	70.1%
Operating margin	152,672	31.2%	134,645	29.9%
General and administrative	60,441	12.3%	53,282	11.8%
Income from operations	92,231	18.9%	81,363	18.1%
Interest expense, net	(18,953)	(3.9)%	(19,824)	(4.4)%
Income before provision for income taxes	73,278	15.0%	61,539	13.7%
Provision for income taxes	27,369	5.6%	23,077	5.2%
Net income	$45,909	9.4%	$38,462	8.5%
Earnings per share:
Common stock – diluted	$0.81		$0.67
Dividends declared per share	$0.31		$0.25

Domino’s Pizza:  Q2 2015 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
	June 14, 2015	% of Total Revenues	June 15, 2014	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$181,169		$161,271
Domestic franchise	122,601		105,459
Supply chain	614,559		569,262
International franchise	72,320		68,323
Total revenues	990,649	100.0%	904,315	100.0%
Cost of sales:
Domestic Company-owned stores	134,234		123,508
Supply chain	546,677		509,120
Total cost of sales	680,911	68.7%	632,628	70.0%
Operating margin	309,738	31.3%	271,687	30.0%
General and administrative	123,254	12.5%	106,149	11.7%
Income from operations	186,484	18.8%	165,538	18.3%
Interest expense, net	(39,024)	(3.9)%	(40,119)	(4.4)%
Income before provision for income taxes	147,460	14.9%	125,419	13.9%
Provision for income taxes	55,262	5.6%	46,483	5.2%
Net income	$92,198	9.3%	$78,936	8.7%
Earnings per share:
Common stock – diluted	$1.62		$1.38
Dividends declared per share	$0.62		$0.50

Domino’s Pizza:  Q2 2015 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 14, 2015	December 28, 2014
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$25,891	$30,855
Restricted cash and cash equivalents	96,817	120,954
Accounts receivable	113,328	118,395
Inventories	36,283	37,944
Advertising fund assets, restricted	90,302	72,055
Other assets	41,880	48,158
Total current assets	404,501	428,361
Property, plant and equipment, net	117,196	114,046
Other assets	76,204	76,873
Total assets	$597,901	$619,280
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$237	$565
Accounts payable	76,961	86,552
Dividends payable	17,485	14,351
Advertising fund liabilities	90,302	72,055
Other accrued liabilities	84,228	92,085
Total current liabilities	269,213	265,608
Long-term liabilities:
Long-term debt, less current portion	1,527,161	1,523,546
Other accrued liabilities	47,182	49,591
Total long-term liabilities	1,574,343	1,573,137
Total stockholders’ deficit	(1,245,655)	(1,219,465)
Total liabilities and stockholders’ deficit	$597,901	$619,280

Domino’s Pizza:  Q2 2015 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
	June 14, 2015	June 15, 2014
(In thousands)
Cash flows from operating activities:
Net income	$92,198	$78,936
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	15,028	13,077
Gains on sale/disposal of assets	(272)	(1,687)
Amortization of deferred financing costs	2,550	2,771
Benefit from deferred income taxes	(1,964)	(2,187)
Non-cash compensation expense	7,776	8,080
Tax impact from equity-based compensation	(7,556)	(8,319)
Other	(725)	(623)
Changes in operating assets and liabilities	(3,441)	(29,258)
Net cash provided by operating activities	103,594	60,790
Cash flows from investing activities:
Capital expenditures	(20,238)	(18,948)
Proceeds from sale of assets	8,785	4,967
Changes in restricted cash	24,137	50,743
Other	1,449	(1,049)
Net cash provided by investing activities	14,133	35,713
Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(141)	(12,022)
Proceeds from exercise of stock options	2,067	2,648
Tax impact from equity-based compensation	7,556	8,319
Purchases of common stock	(97,634)	(65,006)
Tax payments for restricted stock upon vesting	(3,737)	(4,363)
Payments of common stock dividends and equivalents	(31,039)	(25,130)
Net cash used in financing activities	(122,928)	(95,554)
Effect of exchange rate changes on cash and cash equivalents	237	(28)
Change in cash and cash equivalents	(4,964)	921
Cash and cash equivalents, at beginning of period	30,855	14,383
Cash and cash equivalents, at end of period	$25,891	$15,304

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